EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
April 14, 2016	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO) (252) 940-4936
Scott McLean (CFO) (252) 940-5016
Website: www.firstsouthnc.com

First South Bancorp, Inc. Reports March 31, 2016 Quarterly Operating Results

Washington, North Carolina - First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), parent holding company of First South Bank (the “Bank”), reports its unaudited operating results for the quarter ended March 31, 2016.

The Company’s net income for the first quarter of 2016 was $1.5 million or $0.15 per diluted common share, compared to $725,000, or $0.08 per diluted common share earned for the 2015 first quarter. Net income for the 2015 first quarter reflects the impact of $425,000 of one-time pre-tax transaction expenses associated with the acquisition of nine branch offices from Bank of America (BOA) in mid-December of 2014. Net income for the linked 2015 fourth quarter was $1.6 million, or $0.16 per diluted common share.

Loan portfolio growth during the 2016 first quarter remained strong for the Company, as loans and leases held for investment (LHFI) increased to $639.0 million at March 31, 2016, from $607.0 million at December 31, 2015 and $488.7 million at March 31, 2015. The ongoing expansion of our loan portfolio should continue to have a favorable impact on the Company’s margin and revenue generation in future periods.

2016 First Quarter Highlights

•	Strong first quarter loan growth as we increased LHFI $32.0 million or 21.1% on an annualized basis.

•	Expanded Small Business Administration (SBA) loan sales and servicing.

•	Improved asset quality metrics with lower levels of past due and non-performing loans, as well as other real estate owned (OREO). Total non-performing assets were 0.95% of total assets at March 31, 2016.
•	Experienced positive deposit growth over the linked quarter and first quarter one-year ago.
•	Increased our net interest margin when compared to the first quarter one-year ago.
•	Consolidated three branches into nearby locations which is expected to positively impact efficiency in future periods.
•	Our new branch opened in Williamston, NC on November 30, 2015 was profitable in its first full quarter of operation.

Bruce Elder, President and CEO, commented, “We are pleased to report the financial results for the first quarter of 2016 which illustrate the continued execution of our strategy to build long-term stockholder value. Coupled with the growth in 2015, we have increased our loan and lease portfolio by $158 million since December 31, 2014. Over the past 15 months, we have changed the mix of our earning assets by transitioning over $99 million from lower yielding investments and cash into higher yielding loans. Over the same period, our deposits have increased by over $30 million, almost $17 million of which is in non-interest bearing deposits. The transformation is having a positive impact on earnings as net income has doubled for the first quarter of 2016 compared to the same prior year quarter.

During the first quarter, we consolidated three branch locations with other nearby facilities. The financial results for the quarter reflect approximately $160,000 of pre-tax restructuring costs associated with the consolidations. While branch consolidations typically result in some customer loss, particularly with cash intensive customers, our retention rate is very high due to the relationships we have built and our electronic banking capabilities. We continue to strive to enhance our operating leverage and further improve efficiency.

Finally, we remain focused on asset quality, both the new business we are generating as well as the existing loan and lease portfolio. Despite a slight decrease in total assets during the quarter, our ratio of non-performing assets to total assets declined to 0.95% from 1.0% at December 31, 2015. Our loan growth over the past 15 months has not come as a result of relaxed credit underwriting standards.”

Net Interest Income. Net interest income for the 2016 first quarter increased to $7.8 million, from $7.7 million for the linked 2015 fourth quarter and $7.1 million for the 2015 first quarter. The increase in the net interest income resulted primarily from our strong loan and lease growth. The tax equivalent net interest margin remained consistent at 3.64% for both the 2016 first quarter and the linked 2015 fourth quarter, and compared favorably to the 3.62% tax equivalent net interest margin for the 2015 first quarter. Yields on earning assets have been impacted by renewal of existing loans and origination of new loans in a highly competitive, low interest rate environment. This impact has been mitigated by a significant change in the mix of our earning assets over comparative periods. On the liability side of the balance sheet, while we continue to seek expansion of our non-maturity deposit base, we have also taken steps to protect the Company from a rising rate environment by adding some longer-term funding.

Asset Quality and Provision for Loan Losses. The Bank continues to focus on improving its asset quality metrics. Total nonperforming assets declined to $8.9 million at March 31, 2016, from $9.4 million at December 31, 2015, and $11.5 million at March 31, 2015. Total non-accrual loans declined to $2.8 million at March 31, 2016, from $3.2 million at December 31, 2015 and $4.4 million at March 31, 2015. The volume of OREO declined to $6.0 million at March 31, 2016, from $6.1 million at December 31, 2015 and $7.1 million at March 31, 2015.

The allowance for loan and lease losses (ALLL) was $8.1 million at March 31, 2016, representing 1.27% of loans and leases held for investment, compared to $7.9 million at December 31, 2015, or 1.30% of loans and leases held for investment, and $7.2 million at March 31, 2015, or 1.47% of loans held for investment. During the 2016 first quarter, the Bank recorded $225,000 of provision for credit losses, compared to $325,000 recorded in the linked 2015 fourth quarter and none in the 2015 first quarter. During the 2016 first quarter, the Bank recorded $44,000 of net recoveries, compared to net charge-offs of $28,000 and $317,000 recorded in the linked 2015 fourth quarter and 2015 first quarter, respectively. Management believes the ALLL remains adequate.

Non-Interest Income. Total non-interest income was $3.6 million for the 2016 first quarter, compared to $3.7 million for the linked 2015 fourth quarter and $3.2 million for the comparative 2015 first quarter.

Service charges and fees remained relatively consistent at $2.0 million for the 2016 first quarter, $2.1 million for the linked 2015 fourth quarter and $1.9 million for the 2015 first quarter. The current volume of service charges and fees has been enhanced by the BOA branch acquisition transaction. We anticipate additional service charge revenue from deposits going forward, as we focus on growing our core deposit base through new customer acquisition, cross-selling to existing customers and offering new revenue generating products.

Total revenue from the sale and servicing of mortgage loans and loan fees was $648,000 for the 2016 first quarter, compared with $820,000 in the linked 2015 fourth quarter and $624,000 for the 2015 first quarter.  Revenue from mortgage banking in the 2016 first quarter was primarily driven by mortgage applications taken in the last two months of 2015 and the first month of 2016. Application volume decreased during that period due to a temporary spike in long term rates. We continue to explore various strategies to enhance our non-interest income, including the purchasing of mortgage servicing rights.

Net gains from investment securities sales were $284,000 for the 2016 first quarter, compared to $463,000 for the linked 2015 fourth quarter and $251,000 for the 2015 first quarter. During the 2016 first quarter, we sold $30.4 million of investment securities to fund growth in our loan portfolio.

Other non-interest income for the first quarter of 2016 totaled $692,000, which includes a $230,000 non-recurring item as well as $144,000 of SBA related revenue. While the Bank has made SBA loans in the past, we only recently began the process of actively selling and servicing these credits. Other non-interest income for the linked fourth quarter of 2015 was $328,000, including $4,000 of SBA servicing revenue, and $334,000 for the comparative first quarter of 2015.

Non-Interest Expense. Total non-interest expenses were $9.1 million for both the 2016 first quarter and the linked 2015 fourth quarter, compared to $9.3 million for the 2015 first quarter.

Compensation and benefit expenses, the largest component of non-interest expenses, increased marginally to $5.0 million for the 2016 first quarter, from $4.9 million for the linked 2015 fourth quarter and $4.7 million 2015 first quarter. First quarter 2016 expenses included severance costs associated with branch consolidations during the period. The Bank will continue to manage staffing levels to ensure we meet the ongoing needs of our customers and to support our future growth.

Premises and equipment expenses remained stable at $1.4 million for the 2016 first quarter, as well as the first and fourth quarters of 2015. We will continue to explore opportunities to gain efficiency and performance improvement from our branch network. Occupancy expenses for the 2016 first quarter included the retirement of certain leasehold improvements at an office that was consolidated and closed.

Data processing costs declined to $796,000 and $778,000, respectively, for the 2016 first quarter and the linked 2015 fourth quarter, from $1.1 million for the 2015 first quarter. Data processing expense for the 2015 first quarter included $173,000 of one-time expenses associated with the BOA branch acquisition. Data processing costs fluctuate with changes in the number of customer accounts and transaction activity volumes.

In conjunction with the decline in the Bank’s OREO, total expenses attributable to ongoing maintenance, property taxes and insurance, as well as valuation adjustments for OREO properties have also declined. These OREO expenses declined to $94,000 for the 2016 first quarter, from $169,000 for the linked 2015 fourth quarter and $207,000 for the comparative 2015 first quarter.

During the first quarter of 2016 the Bank consolidated three existing branches into nearby locations. Of the locations that were consolidated, two of the facilities are leased and the third is owned. The Bank has entered into a contract to sell the owned location and realized an $85,000 pre-tax loss during the period as a result.

Income tax expense was $574,000 for the 2016 first quarter, compared to $484,000 for the linked 2015 fourth quarter and $257,000 for the 2015 first quarter. The effective income tax rates were 28.20% for the 2016 first quarter, 23.60% for the linked 2015 fourth quarter and 26.15% for the 2015 first quarter.

Balance Sheet. Total assets were $940.1 million at March 31, 2016, compared to $946.3 million at December 31, 2015 and $879.2 million at March 31, 2015. The year-over-year increase is primarily attributable to the strong growth in loans and leases held for investment. Loans and leases held for investment totaled $639.0 million at March 31, 2016, compared to $607.0 million at December 31, 2015 and $488.7 million at March 31, 2015.

The investment securities portfolio declined to $213.5 million at March 31, 2016, from $248.8 million at December 31, 2015. This reduction was the result of cash flows from scheduled amortization and maturities, as well as sales of securities, with the proceeds used to support growth in loans outstanding.

The Bank’s investment in bank owned life insurance (BOLI) increased to $17.7 million at March 31, 2016, from $15.6 million at December 31, 2015. The investment returns from the BOLI are utilized to recover a portion of the cost of providing benefit plans to our employees.

Total deposits increased to $818.7 million at March 31, 2016, from $811.3 million at December 31, 2015. Total non-maturity deposits grew to $554.8 million at March 31, 2016, from $551.3 million at December 31, 2015. In addition total certificates of deposit increased to $263.8 million at March 31, 2016, from $260.0 million at December 31, 2015.

Stockholders' equity increased by $2.0 million to $84.2 million at March 31, 2016, from $82.2 million at December 31, 2015. This increase reflects the $1.5 million of net income earned for the 2016 first quarter and a $764,000 increase in accumulated other comprehensive income resulting from the mark-to-market adjustment of the available-for-sale securities portfolio, net of $237,000 dividends declared.

The tangible equity to assets ratio increased to 8.31% at March 31, 2016, from 8.04% at December 31, 2015. The tangible book value per common share increased to $8.23 at March 31, 2016, from $8.02 at December 31, 2015.

Key Performance Ratios. Some of our key performance ratios are the return on average assets (ROA), the return on average equity (ROE) and the efficiency ratio. ROA was 0.63% for the 2016 first quarter compared to 0.33% for the 2015 first quarter. ROE was 6.97% for the 2016 first quarter, compared to 3.61% for the 2015 first quarter. The efficiency ratio (non-interest expenses as a percentage of net interest income plus non-interest income) improved to 80.74% for the 2016 first quarter compared to 91.30% for the 2015 first quarter. The efficiency ratio measures the proportion of net operating revenues that are absorbed by overhead expenses. We anticipate the efficiency ratio to improve as we continue to execute on the branch acquisition strategy and explore opportunities to increase operating leverage and gain efficiencies from our branch network.

Corporate and Investor Information. First South Bank has been serving the citizens of eastern and central North Carolina since 1902 and offers a variety of financial products and services to business and individual customers. The Bank operates through its main office headquartered in Washington, North Carolina, and has 30 full service branch offices located throughout eastern and central North Carolina. First South Bank is a wholly-owned subsidiary of First South Bancorp, Inc.

The Bank also provides a full menu of leasing services through its wholly-owned subsidiary, First South Leasing, LLC. In addition, under its First South Wealth Management division, the Bank makes securities brokerage services available through an affiliation with an independent broker/dealer.

Additional investor information for the Company and the Bank may be accessed on our website at www.firstsouthnc.com.

The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Forward-Looking Statements. Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Non-GAAP Financial Measures. This press release and the accompanying Supplemental Financial Data contain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). Management uses these "non-GAAP" measures in their analysis of the Company's performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. See the disclosures above and in the Supplemental Financial Data for reconciliations of any non-GAAP measures to the most directly comparable GAAP measure.

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(NASDAQ: FSBK)

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	March 31,	December 31,
	2016	2015
	(Unaudited)
Assets

Cash and due from banks	$17,729,075	$19,425,747
Interest-bearing deposits with banks	18,385,994	18,565,521
Investment securities available-for-sale, at fair value	213,011,148	248,294,725
Investment securities held-to-maturity	508,746	508,456
Mortgage loans held for sale	2,489,873	3,943,798

Loans and leases held for investment	639,044,574	607,014,247
Allowance for loan and lease losses	(8,135,054)	(7,866,523)
Net loans and leases held for investment	630,909,520	599,147,724

Premises and equipment, net	12,143,734	13,664,937
Assets held for sale	1,083,320	-
Other real estate owned	5,956,092	6,125,054
Federal Home Loan Bank stock, at cost	1,828,700	2,369,300
Accrued interest receivable	2,845,975	2,874,506
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,247,005	1,265,589
Identifiable intangible assets	1,824,432	1,895,514
Bank-owned life insurance	17,653,186	15,635,140
Prepaid expenses and other assets	8,272,379	8,348,385

Total assets	$940,107,755	$946,282,972

Liabilities and Stockholders' Equity

Deposits:
Non-interest bearing demand	$164,244,311	$169,545,849
Interest bearing demand	244,323,710	246,376,521
Savings	146,254,503	135,369,668
Large denomination certificates of deposit	119,229,985	116,299,196
Other time deposits	144,614,799	143,730,993
Total deposits	818,667,308	811,322,227

Borrowings	21,500,000	37,000,000
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	5,451,329	5,479,971
Total liabilities	855,928,637	864,112,198

Common stock, $.01 par value, 25,000,000 shares authorized; 9,493,776 and 9,489,222 shares outstanding, respectively	94,938	94,892
Additional paid-in capital	35,957,524	35,936,911
Retained earnings	44,914,635	43,691,073
Accumulated other comprehensive income	3,212,021	2,447,898
Total stockholders' equity	84,179,118	82,170,774

Total liabilities and stockholders' equity	$940,107,755	$946,282,972

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three Months Ended March 31, 2016 and 2015

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015

Interest income:
Interest and fees on loans	$7,191,595	$5,934,518
Interest on investments and deposits	1,480,252	1,829,978
Total interest income	8,671,847	7,764,496

Interest expense:
Interest on deposits	669,276	569,748
Interest on borrowings	73,086	95
Interest on junior subordinated notes	140,039	138,500
Total interest expense	882,401	708,343

Net interest income	7,789,446	7,056,153
Provision for credit losses	225,000	-
Net interest income after provision for credit losses	7,564,446	7,056,153

Non-interest income:
Deposit fees and service charges	1,907,407	1,872,195
Loan fees and charges	56,985	53,148
Mortgage loan servicing fees	234,001	238,742
Gain on sale and other fees on mortgage loans	413,861	384,985
Gain (loss) on sale of other real estate, net	(12,168)	45,867
Gain on sale of investment securities	283,514	250,781
Other income	692,285	334,144
Total non-interest income	3,575,885	3,179,862

Non-interest expense:
Compensation and fringe benefits	5,039,954	4,733,622
Federal deposit insurance premiums	161,609	133,243
Premises and equipment	1,373,809	1,373,927
Advertising	187,818	162,684
Data processing	796,487	1,106,845
Amortization of intangible assets	131,527	127,459
Other real estate owned expense	93,674	206,742
Other	1,321,048	1,409,722
Total non-interest expense	9,105,926	9,254,244

Income before income tax expense	2,034,405	981,771
Income tax expense	573,611	256,694

NET INCOME	$1,460,794	$725,077

Net income per common share
Basic	$0.15	$0.08
Diluted	$0.15	$0.08
Dividends per share	$0.025	$0.025
Average basic shares outstanding	9,491,201	9,570,820
Average diluted shares outstanding	9,514,797	9,590,979

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date
	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
	(dollars in thousands except per share data)
Consolidated balance sheet data:
Total assets	$940,108	$946,283	$913,368	$899,390	$879,215

Loans held for sale:	$2,490	$3,944	$4,029	$6,171	$7,947

Loans held for investment (HFI):
Mortgage	$73,412	$71,866	$71,148	$68,812	$66,957
Commercial	482,779	454,877	419,784	399,734	346,326
Consumer	64,521	63,036	61,934	62,265	62,756
Leases	18,333	17,235	14,438	12,825	12,637
Total loans held for investment	639,045	607,014	567,304	543,636	488,676
Allowance for loan and lease losses	(8,135)	(7,867)	(7,570)	(7,364)	(7,203)
Net loans held for investment	$630,910	$599,147	$559,734	$536,272	$481,473

Cash & interest bearing deposits	$36,115	$37,991	$42,686	$36,600	$59,641
Investment securities	213,520	248,803	248,861	260,628	272,990
Premises and equipment	12,144	13,665	15,290	15,246	15,481
Goodwill	4,219	4,219	4,219	4,219	4,219
Identifiable intangible asset	1,824	1,896	1,967	2,039	2,111
Mortgage servicing rights	1,247	1,266	1,229	1,213	1,160

Deposits:
Non-interest checking	$164,244	$169,546	$157,609	$158,929	$147,946
Interest checking	171,323	173,934	167,673	169,736	180,114
Money market	73,000	72,442	68,443	69,646	84,379
Savings	146,255	135,370	133,570	131,078	123,457
Certificates	263,845	260,030	256,016	243,480	248,129
Total deposits	$818,667	$811,322	$783,311	$772,869	$784,025

Borrowings	$21,500	$37,000	$33,000	$32,000	$0
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Stockholders' equity	84,179	82,171	81,623	79,687	80,968

Consolidated earnings summary:
Interest income	$8,672	$8,569	$8,217	$7,901	$7,764
Interest expense	882	841	794	712	708
Net interest income	7,790	7,728	7,423	7,189	7,056
Provision for credit losses	225	325	335	140	0
Noninterest income	3,576	3,736	3,766	3,616	3,180
Noninterest expense	9,106	9,087	9,007	9,026	9,254
Income before taxes	2,035	2,052	1,847	1,639	982
Income tax expense	574	484	610	485	257
Net income	$1,461	$1,568	$1,237	$1,154	$725

Adjusted pre-tax pre-provision operating earnings (non-GAAP):
Income before taxes	$2,035	$2,052	$1,847	$1,639	$982
Provision for credit losses	225	325	335	140	0
Pre-tax pre-provision net income	2,260	2,377	2,182	1,779	982
Securities (gains) losses, net	(284)	(463)	(503)	(201)	(251)
OREO valuations	7	100	10	41	44
OREO (gains) losses, (net)	12	(30)	63	(27)	(46)

Adjusted pre-tax pre-provision operating earnings (non-GAAP)	$1,995	$1,984	$1,752	$1,592	$729

Per Share Data:
Basic earnings per share	$0.15	$0.17	$0.13	$0.12	$0.08
Diluted earnings per share	$0.15	$0.16	$0.13	$0.12	$0.08
Dividends per share	$0.025	$0.025	$0.025	$0.025	$0.025
Book value per share	$8.87	$8.66	$8.60	$8.38	$8.50
Tangible book value per share	$8.23	$8.02	$7.95	$7.73	$7.83

Average basic shares	9,491,201	9,489,222	9,500,885	9,526,656	9,570,820
Average diluted shares	9,514,797	9,513,916	9,520,943	9,546,235	9,590,979

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date
	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
	(dollars in thousands except per share data)
Performance ratios (tax equivalent):
Yield on average earning assets	4.05%	4.03%	4.01%	4.02%	3.97%
Cost of interest bearing liabilities	0.52%	0.49%	0.48%	0.45%	0.44%
Net interest spread	3.53%	3.54%	3.53%	3.57%	3.53%
Net interest margin	3.64%	3.64%	3.63%	3.67%	3.62%
Avg earning assets to total avg assets	92.20%	92.19%	91.65%	91.33%	91.26%

Return on average assets (annualized)	0.63%	0.67%	0.54%	0.53%	0.33%
Return on average equity (annualized)	6.97%	7.52%	5.99%	5.66%	3.61%
Efficiency ratio	80.74%	81.41%	82.26%	83.71%	91.30%

Average assets	$938,702	$930,978	$904,017	$877,480	$879,223
Average earning assets	$865,463	$858,243	$828,538	$801,396	$802,387
Average equity	$84,265	$82,713	$81,975	$81,799	$81,446

Equity/Assets	8.95%	8.68%	8.94%	8.86%	9.21%
Tangible Equity/Assets	8.31%	8.04%	8.26%	8.16%	8.49%

Asset quality data and ratios:
Nonaccrual loans:
Non-TDR nonaccrual loans
Earning	$945	$985	$799	$990	$858
Non-Earning	895	710	964	806	1,158
Total Non-TDR nonaccrual loans	$1,840	$1,695	$1,763	$1,796	$2,016
TDR nonaccrual loans
Past Due TDRs	$847	$1,343	$1,250	$1,065	$1,206
Current TDRs	154	159	463	1,459	1,194
Total TDR nonaccrual loans	$1,001	$1,502	$1,713	$2,524	$2,400
Total nonaccrual loans	$2,841	$3,197	$3,476	$4,320	$4,416
Loans >90 days past due, still accruing	153	115	183	248	0
Other real estate owned	5,956	6,125	6,506	7,009	7,082
Total nonperforming assets	$8,950	$9,437	$10,165	$11,577	$11,498

Allowance for loan and lease losses to loans held for investment	1.27%	1.30%	1.33%	1.35%	1.47%

Net charge-offs (recoveries)	$(44)	$28	$129	$(21)	$317
Net charge-offs (recoveries) to total loans	-0.01%	0.00%	0.02%	0.00%	0.06%
Total nonaccrual loans to total loans HFI	0.44%	0.53%	0.61%	0.79%	0.90%
Total nonperforming assets to total assets	0.95%	1.00%	1.11%	1.29%	1.31%
Total loans to total deposits	78.36%	75.30%	72.94%	71.14%	63.34%
Total loans to total assets	68.24%	64.56%	62.55%	61.13%	56.48%
Loans serviced for others	$293,548	$297,494	$297,764	$300,801	$301,482